EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

NANO NUCLEAR ENERGY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Proposed Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Units, with each unit consisting of one (1) share of common stock, par value $0.0001 per share (“Common Stock”), and a warrant to purchase up to one-half (0.5) of a share of Common Stock (“Warrants”)	457(o)	$6,900,000.00	(3)	0.00015310	$1,056.39

	Equity	Common Stock, par value $0.0001 per share, included as part of the Units	457(o)	Included within above Units.		—	—
	Other	Warrants to purchase up to one-half (0.5) Common Stock, included as part of the Units	457(o) and 457(g)	Included within above Units.		—	—
	Equity	Common Stock issuable upon exercise of the Warrants included as part of the Units	457(o)	$3,450,000		0.00015310	$528.20
	Other	Representative’s Warrant(4)	457(g)	—		—	—
	Equity	Common Stock issuable upon exercise of the Representative’s Warrant(5)	457(o)	$431,250		0.00015310	$66.02
		Total Offering Amount		$10,781,250			$1,650.61
		Total Fees Previously Paid					—
		Net Fee Due					$1,650.61

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the Common Stock issuable upon exercise of the Warrants included as part of the Units, the Common Stock issuable upon exercise of the Representative’s Warrant, and the offering price attributable to additional common stock and/or Warrants that the underwriter has the option to purchase to cover over-allotments, if any.

(3)	Includes up to an additional 15% of Units sold in the offering to cover over-allotments, if any.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Represents a warrant to purchase a number of securities equal to 5% of the shares of common stock sold in this offering, including the underwriter’s over-allotment option, at an exercise price equal to 125% of the assumed public offering price per Unit.